Exhibit 99.1
BWXT Appoints Jan A. Bertsch as
New Chair of Board of Directors
(LYNCHBURG, Va. – May 3, 2022) – BWX Technologies, Inc. (NYSE: BWXT) announced today that Jan A. Bertsch has been elected as its new chair of the board of directors, effective May 3, 2022, succeeding retiring board chairman John A. Fees.

Bertsch has served as an independent director of BWXT since 2013, and she was most recently the chair of its audit and finance committee and a member of the compensation committee. She also serves on the board of directors of Meritor and its audit and governance committees, as well as the board of directors of Regal Rexnord and its audit and compensation committees.

“We are extremely fortunate to have someone of Jan’s caliber assume this important leadership position for our company,” said Rex Geveden, BWXT’s president and chief executive officer. “Jan’s tenure on our board goes back to before the spinoff of our power generation business in 2015, and her deep engagement on our board makes her an ideal fit for this new role.”

In Bertsch’s distinguished career, she served as the chief financial officer and senior vice president of Owens-Illinois and executive vice president and chief financial officer of Sigma-Aldrich. Earlier she worked in executive positions of increasing responsibility at BorgWarner, Chrysler, Visteon and Ford.

About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Virginia, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,600 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter at @BWXT and learn more at www.bwxt.com.

###
Media Contact
Jud Simmons
Director, Media & Public Relations
434.522.6462 hjsimmons@bwxt.com

Investor Contact
Mark Kratz
Vice President, Investor Relations
980.365.4300 investors@bwxt.com